EXHIBIT 21
JOHNSON CONTROLS, INC.
Following is a list of significant subsidiaries of the Company, as defined by section 1.02(w) of Regulation S-X, as of October 31, 2009.

Jurisdiction
Where
Subsidiary is
Name	Incorporated

Hoover Universal, Inc.	Michigan
York International Corporation	Delaware